Exhibit 4.2

EXHIBIT A

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert OID legend, if applicable, pursuant to the provisions of the Indenture]

CUSIP No.

ISIN No.

No.

[Face of Note]

11 1/2% Senior Secured Notes due 2014

Principal amount $__________

UNIFI, INC.

Unifi, Inc., a New York corporation, promises to pay to _______________, or registered assigns, the principal sum of _____________ Dollars on _____________, 2014 [or such greater or lesser amount as may be indicated on Schedule A hereto]1.

Interest Payment Dates: May 15 and November 15, commencing ____________, ___

Record Dates: May 1 and November 1

Additional provisions of this Note are set forth on the other side of this Note.

[1]	If this Note is a Global Note, include this provision.

Dated:

UNIFI, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the [Global] Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTES]

11 1/2% Senior Secured Notes due 2014

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. Unifi, Inc., a New York corporation (the “Company”), promises to pay interest on the principal amount of this Note at 11 1/2% per annum from May 26, 2006 until maturity and shall pay the Additional Interest, if any, payable pursuant to the Registration Rights Agreement. The Company shall pay interest and Additional Interest, if any, semi-annually in arrears on May 15 and November 15 of each such year, commencing on November 15, 2006, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance[; provided that if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be the first of May 15 or November 15 to occur after the date of issuance, unless such May 15 or November 15 occurs within one calendar month of such date of issuance, in which case the first Interest Payment Date shall be the second of May 15 or November 15 to occur after the date of issuance]2. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(2) Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the May 1 or November 1 next preceding the Interest Payment Date (each, a “Record Date”), even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal of or premium, if any, Additional Interest, if any, or interest at the office or agency of the Paying Agent and Registrar maintained for such purpose within or without the City and State of New York (which initially shall be the office of the Trustee), or, at the option of the Company, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of or premium, if any, Additional Interest, if any, or interest on, the Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent prior to the applicable Record Date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) Paving Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture (as defined below), shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) Indenture. The Company issued the Notes under the Indenture, dated as of May 26, 2006 (“Indenture”), by and among the Company, the subsidiary guarantors party thereto and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “TIA”). The Notes are subject to all such terms, and

[2]	Insert if Notes are Additional Notes.

Holders are referred to the Indenture and TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are senior secured obligations of the Company, of which $190,000,000 in aggregate principal amount were issued on other Issue Date. Subject to compliance with Section 2.15 of the Indenture, the Company is permitted to issue Additional Notes under the Indenture in an unlimited principal amount. Any such Additional Notes that are actually issued shall be treated as issued and outstanding Notes (and as the same class as the Initial Notes) for all purposes of the Indenture, except as otherwise provided under Section 2.16 of the Indenture and unless the context clearly indicates otherwise.

(5) Guarantees. This Note is guaranteed by the Guarantors in the Indenture to the extent provided in the Indenture.

(6) Optional Redemption.

(a) Except as set forth in clause (b) of this Paragraph 6, the Company shall not have the option to redeem the Notes pursuant to Section 3.07 of the Indenture prior to May 15, 2010. On and after such date, the Company shall have the option to redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest thereon, if any, on the Notes redeemed to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

YEAR	Percentage
2010	105.750%
2011	102.875%
2012 and thereafter	100.000%

If the redemption date is on or after an interest payment Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest and Additional Interest, if any, will be paid to the Holder in whose name the Note is registered at the close of business on such Record Date, and no additional interest or Additional Interest, if any, will be payable to Holders whose Notes will be subject to redemption by the Company.

(b) Notwithstanding the provisions of clause (a) of this Paragraph 6, at any time prior to May 15, 2009 the Company may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes (without duplication for Exchange Notes issued in exchange for Notes issued under the Indenture) issued under the Indenture (including Additional Notes) on any Business Day, at a redemption price equal to 111.50% of the principal amount thereof, plus accrued and unpaid Additional Interest, if any, to, but excluding, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that (1) at least 65% of the aggregate principal amount of Notes (without duplication for Exchange Notes issued in exchange for Notes issued under the Indenture) issued under the Indenture (excluding Notes held by the Company and its Subsidiaries but including Additional Notes) remains outstanding immediately after the occurrence of such redemption; and (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(c) On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption.

(7) Repurchase at Option of Holder.

(a) If a Change of Control occurs, the Company shall be required to make an offer to each Holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes on the terms set forth in the Indenture (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon to, but excluding, the date of purchase. No later than 20 days following any Change of Control, the Company shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer and certain other terms of the Change of Control Offer as required by the Indenture.

(b) (i) No later than the 365th day after any Asset Sale of Collateral by the Company or any Guarantor or the deposit into the applicable Collateral Account of the Net Proceeds from a Recovery Event (or, at the Company’s option, such earlier date as it may choose), if the aggregate amount of Excess Collateral Proceeds exceeds $10.0 million, the Company shall make an offer (a “Collateral Sale Offer”) to all Holders of Notes to purchase the maximum principal amount of Notes to which the Collateral Sale Offer applies that may be purchased out of the Excess Collateral Proceeds. The offer price in any Collateral Sale Offer shall be equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest and Additional Merest, if any, to, but excluding, the date of purchase, and shall be payable in cash, in each case, in integral multiples of $1,000; provided, however, that to the extent the Excess Collateral Proceeds relate to Asset Sales of Second Priority Collateral, the Company may, prior to making a Collateral Sale Offer, make a prepayment with respect to Indebtedness that is secured by such Second Priority Collateral on a first-priority basis that may be prepaid out of such Excess Collateral Proceeds, at a price in cash in an amount equal to 100% of the principal amount of such Indebtedness, plus accrued and unpaid interest to the date of prepayment, with any Excess Collateral Proceeds not used to prepay such Indebtedness offered to Holders of Notes in accordance with this paragraph. If any Excess Collateral Proceeds remain after consummation of a Collateral Sale Offer, the Company may use those Excess Collateral Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered in such Collateral Sale Offer exceeds the amount of Excess Collateral Proceeds, the portion of each Note to be purchased shall be determined by the Trustee on a pro rata basis among the Holders of such Notes with appropriate adjustments such that the Notes may only be purchased in integral multiples of $1,000. Upon completion of each Collateral Sale Offer or other application of Excess Collateral Proceeds pursuant to the Indenture, the amount of Excess Proceeds shall be reset at zero.

(ii) No later than the 365th day after any Asset Sale (other than an Asset Sale of Collateral) (or, at the Company’s option, such earlier date as it may choose), if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other Indebtedness that is pari passu in right of payment with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or accreted value, as applicable) of the Notes and such other pari passu Indebtedness, plus accrued and unpaid interest and Additional Interest (or its equivalent with respect to any such pari passu Indebtedness), if any, to, but excluding, the date of purchase, and will be payable in cash, in each case, in integral multiples of $1,000. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated by the Company to the Notes and such other pari passu Indebtedness on a pro rata basis (based upon the respective principal amounts (or accreted value, if applicable) of the Notes and such other pari passu Indebtedness tendered in such Asset Sale Offer) and the portion of each Note to be purchased will thereafter be determined by the Trustee on a pro rata basis among the Holders of such Notes with appropriate adjustments such that the Notes may only be purchased in integral multiples of $1,000. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(8) Notice of Redemption. Notices of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations no less than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.

(9) Denominations, Transfer. Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 in aggregate principal amount and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Neither the Company nor the Registrar need exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, neither the Company nor the Registrar need exchange or register the transfer of any Notes for a period of 15 Business Days before a selection of Notes to be redeemed. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, subject to certain exceptions.

(10) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(11) Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Subsidiary Guarantees, the Collateral Documents, the Intercreditor Agreement or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture, the Subsidiary Guarantees, the Collateral Documents, the Intercreditor Agreement or the Notes (other than a Default or Event of Default in the payment of the principal of or premium, if any, Additional Interest, if any, or interest on the Notes) may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder of a Note, and subject to the terms and provisions of the Intercreditor Agreement, the Indenture, the Subsidiary Guarantees, the Collateral Documents, the Intercreditor Agreement or the Notes may be amended or supplemented to: cure any ambiguity, defect or inconsistency; provide for uncertificated Notes in addition to or in place of certificated Notes; provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable; make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights of any such Holder under the Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreement; provide for the issuance of Additional Notes and Exchange Notes in accordance with the provisions set forth in the Indenture; evidence and provide for the acceptance of an appointment of a successor trustee; conform the text of the Indenture, the Subsidiary Guarantees, the Notes, the Collateral Documents or the Intercreditor Agreement to any provision of the Description of the Notes in the Offering Memorandum to the extent that such provision in the Description of the Notes was intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees, the Notes, the Collateral Documents or the Intercreditor Agreement; release a Guarantor from its obligations under its

Subsidiary Guarantee, the Notes or the Indenture in accordance with the applicable provisions of the Indenture; add Subsidiary Guarantees with respect to the Notes; add additional Collateral to secure the Notes; release Liens in favor of the Collateral Agent in the Collateral as provided in Section 12.07 of the Indenture; comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; to comply with the rules of any applicable securities depositary; to provide, in accordance with the provisions of the Intercreditor Agreement, for the amendment or supplement of the Collateral Documents or the Intercreditor Agreement with respect to Second Priority Collateral in order to reflect conforming amendments or supplements made to the security documents evidencing the Liens securing the Credit Agreement; or to provide for the accession or succession of any parties to the Collateral Documents or the Intercreditor Agreement (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of a Credit Agreement or any other agreement or action that is not prohibited by the Indenture.

In addition, without the consent of any Holder of Notes, any amendment, waiver or consent agreed to by the Administrative Agent under the Credit Agreement (or by the requisite lenders thereunder) in accordance with the Intercreditor Agreement under any provision of the security documents granting the first-priority lien on any Second-Priority Collateral will automatically apply to the comparable provisions of the comparable Collateral Documents entered into in connection with the Notes.

(12) Events of Default. Events of Default include (1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the Notes; (2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes; (3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Section 5.01 of the Indenture; (4) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with (a) the provisions of Section 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18 or 10.03 of the Indenture; or (b) any of its obligations under the Collateral Documents; (5) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of the other covenants or agreements in the Indenture; (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the Issue Date, if that default: (a) is caused by a failure to pay principal of or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or (b) results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction (not subject to appeal) aggregating in excess of $10.0 million (net of any amounts which are bonded or which a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days after the date on which the right to appeal has expired; (8) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding before a court of competent jurisdiction to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or the Company or any Guarantor, or any Person acting on behalf of the Company or any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee to which it is a party; (9) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, and (10) with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, (A) the security interest under the Collateral Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with the terms of the Indenture, the Collateral Documents or the Intercreditor Agreement, (B) any security interest created thereunder or under the Indenture is declared invalid or unenforceable by a court of competent jurisdiction or (C) the Company or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

If any Event of Default (other than an Event of Default described in clause (9) of this Section 12) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by notice in writing to the Trustee, may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency as described in clause (9) of this Section 12, all outstanding Notes shall become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture or compliance with any provision of the Indenture, except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within 10 Business Days upon becoming aware of any Event of Default, to deliver to the Trustee a statement specifying such Event of Default and certain other matters related thereto, unless such Event of Default has been previously cured or waived.

(13) Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14) No Recourse Against Others. No director, officer, employee, incorporator, member, manager, general or limited partner or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, the Collateral Documents, the Registration Rights Agreement, the Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(15) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an Authenticating Agent.

(16) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) Registration Rights Agreement. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Transfer Restricted Securities (as defined in the Registration Rights Agreement) shall have all the rights set forth in the Registration Rights Agreement.

(18) CUSIP, ISIN or Other Similar Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP, ISIN or other similar numbers to be printed on the Notes and the Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(19) Security; Intercreditor Agreement. The Company’s and the Subsidiary Guarantors’ Obligations under this Note, the Indenture, the Subsidiary Guarantees and the Collateral Documents are secured as provided in the Indenture and the Collateral Documents, and the Liens securing such Obligations and the enforcement thereof are subject to the Intercreditor Agreement.

(20) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of laws principles thereof that would indicate the applicability of the laws of any other jurisdiction.

ASSIGNMENT FORM

To assign this Note, fill in the form below and have your signature guaranteed: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _____________________________________________________________________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Name:
(Print your name exactly as it appears on the face of this Note)

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the box below:

☐  Section 4.10        ☐  Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee*:

(*Participant in a Recognized Signature Guarantee Medallion Program or other signature guarantor acceptable to the Trustee)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE3

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

[3]	If this Note is a Global Note, include this schedule.